Amendment #4

Cooperative Research and Development Agreement # 01303

Delcath Systems, Inc. and the National Cancer Institute

“Amendment No. 4 to Extend the Cooperative Research and Development
Agreement for the Development of the “Delcath System” for the Delivery of
Chemotherapeutics in the Treatment of Cancer”

The purpose of this amendment is to change certain terms of the above-referenced Cooperative Research and Development Agreement (CRADA). These changes are reflected below, and except for these changes, all other provisions of the original CRADA remain in full force and effect. Two originals of this amendment are provided for execution; one is to remain with the National Cancer Institute and the other is to remain with the Collaborator.

1) The term of the CRADA is extended to an additional one (1) year term (December 14, 2011 – December 14, 2012). This additional term is for completion of all ongoing studies and activities under the CRADA. During this term, Collaborator (Delcath Systems, Inc.) will provide complete access to the data in the eCaseLink database for all intramural and extramural studies under the CRADA. This is inclusive of all updates and improvements to the eCaseLink database. Once the database is complete, either the database or a copy of the completed database will be transferred to the NCI Surgery Branch. In addition, all correspondence, requests and notices related to activities performed under the CRADA will be directed to Drs. Steven A. Rosenberg or Marybeth Hughes, Ms. MaryAnn Toomey, or their designees, in the NCI Surgery Branch only; all other notices relating to the CRADA agreement will be directed to the Technology Transfer Center, NCI.

2) The Collaborator Principal Investigator is revised and is now Krishna Kandarpa, M.D., Chief Medical Officer, Delcath Systems, Inc.

3) To date, Collaborator has provided $5,918,750.00 of funding and the Parties agree that Collaborator’s responsibilities under the Agreement due to expire December 14, 2011 have been met. For the extension term of one (1) year, Collaborator shall provide $1,000,000.00 of additional funding to support the remainder of the activities related to and required for the building, improvements and sharing of the eCaseLink database with the NCI Surgery Branch. The payment schedule as set out in Appendix B shall be maintained.

4) Article 13.7 is amended to read as follows:

13.7
Assignment. Neither this CRADA nor any rights or obligations of any Party hereunder shall be assigned or otherwise transferred by either Party without the prior written consent of the other Party. The Collaborator acknowledges the applicability of 41 U.S.C. § 15, the Anti Assignment Act, to this Agreement. The Parties agree that the identity of the Collaborator is material to the performance of this CRADA and that the duties under this CRADA are nondelegable.

5) This Amendment is made effective retroactive to December 14, 2011, the expiration date of this CRADA.

SIGNATURES BEGIN ON THE NEXT PAGE

ACCEPTED AND AGREED TO:

For the National Cancer Institute

/s/ James H. Doroshow	1/19/12
James H. Doroshow, M.D.,	Date
Deputy Director for Clinical and Translational Research, NCI

For Delcath Systems, Inc.:

/s/ Eamonn P. Hobbs	1/28/12
Eamonn Hobbs	Date
Preident and CEO